Exhibit 99.1
The Scotts Miracle-Gro Company	NEWS

ScottsMiracle-Gro Reports Strong Second Quarter Results;
Increase in Sales and Gross Margin Improvement Drive EPS Growth

Net sales increased by 5%
Gross margin rate improved by over 200 basis points
Net leverage at 3.71x, down from prior year of 4.41x

MARYSVILLE, Ohio, April 29, 2026 – The Scotts Miracle-Gro Company (NYSE: SMG), the leading marketer of branded consumer lawn and garden products in North America, today reported results for the second quarter ended March 28, 2026.

“Our performance reflects progress on all our financial imperatives,” said Jim Hagedorn, chairman and CEO. “We continued our growth trajectory and delivered meaningful leverage ratio improvement, putting us in position for more shareholder friendly actions including the previously announced multi-year share repurchase program. At the same time, we are reinvesting in our consumer franchise with a focus on achieving our fiscal 2026 guidance that is foundational to our longer-range financial targets.”

Mark Scheiwer, chief financial officer and chief accounting officer, added, “We delivered a strong second quarter, executing on net sales growth, gross margin expansion and other key financial priorities. We are driving profitability growth and improved free cash flow while making incremental investments in consumer activation and return-generating capital expenditures. Strong sales and POS momentum continued in April, further boosting our confidence in the full-year outlook.”

Fiscal 2026 Second Quarter Highlights

•Net sales were $1.46 billion, an increase of 5% versus prior year.
•GAAP and non-GAAP adjusted gross margin rate of 41.8% improved by 280 and 240 basis points over prior year, respectively.
•GAAP net income from continuing operations of $4.46 per share and non-GAAP adjusted net income from continuing operations of $4.53 per share improved by 18 percent and 13 percent over prior year, respectively.
•Non-GAAP adjusted EBITDA of $437.4 million improved by 9 percent over prior year.
•Net leverage of 3.71x improved 0.70x versus last year.

Fiscal 2026 Outlook

The fiscal 2026 guidance that has been reaffirmed by the Company includes:

•U.S. Consumer net sales low single-digit growth
•Non-GAAP adjusted gross margin rate of at least 32%
•Non-GAAP adjusted net income per share from continuing operations of $4.15 to $4.35
•Non-GAAP adjusted EBITDA mid single-digit growth
•Free cash flow of $275 million, driving leverage ratio down to the high 3’s

The Company will file a Form 8-K prior to the start of the conference call that will include financial results for the three and six months ended March 28, 2026. In addition the Company will also upload these financial results to its investor relations website at https://scottsmiraclegro.gcs-web.com/financial-information/quarterly-results prior to the call.

Conference Call and Webcast Scheduled for 8:15 a.m. ET Today, April 29, 2026

The Company will discuss results during a video presentation via webcast today at 8:15 a.m. ET. To watch the Company presentation and listen to the question-and-answer session, please register in advance at this webcast link. For those planning to participate in the question-and-answer session that follows the video presentation, please register for the webcast to view the presentation in addition to registering in advance via this audio link to receive call-in details and a unique PIN. A replay of the conference call will also be available on the Company’s investor website, where an archive of the press release and any accompanying information will remain available for at least a 12-month period.

About ScottsMiracle-Gro
With approximately $3.3 billion in sales, the Company is the leading marketer of branded consumer lawn and garden products in North America. The Company’s brands are among the most recognized in the industry. The Company’s Scotts®, Miracle-Gro®, Ortho® and Tomcat® brands are market-leading in their categories. For additional information, visit us at www.scottsmiraclegro.com.

Cautionary Note Regarding Forward-Looking Statements
Statements contained in this press release, other than statements of historical fact, which address activities, events and developments that the Company expects or anticipates will or may occur in the future, including, but not limited to, information regarding the future economic performance and financial condition of the Company, the plans and objectives of the Company’s management, and the Company’s assumptions regarding such performance and plans are “forward-looking statements” within the meaning of the U.S. federal securities laws that are subject to risks and uncertainties. These forward-looking statements generally can be identified as statements that include phrases such as “guidance,” “outlook,” “projected,” “believe,” “target,” “predict,” “estimate,” “forecast,” “strategy,” “may,” “goal,” “expect,” “anticipate,” “intend,” “plan,” “foresee,” “likely,” “will,” “should” or other similar words or phrases. Actual results could differ materially from the forward-looking information in this release due to a variety of factors, including, but not limited to:

•An economic downturn and economic uncertainty may adversely affect demand for the Company’s products;
•The Company’s operations, financial condition or reputation may be impaired if its information or operational technology systems fail to perform adequately or if the Company is the subject of a data breach or cyber attack;
•The highly competitive nature of the Company’s markets could adversely affect its ability to maintain or grow revenues;
•In the event of a disaster, the Company’s disaster recovery and business continuity plans may fail, which could adversely interrupt its operations;
•Climate change and unfavorable weather conditions could adversely impact financial results;
•The Company may not successfully develop new product lines and products or improve existing product lines and products;
•The Company’s indebtedness could limit its flexibility and adversely affect its financial condition;
•Compliance with environmental and other public health regulations or changes in such regulations or regulatory enforcement priorities could increase the Company’s costs of doing business or limit its ability to market certain products;
•Because of the concentration of the Company’s sales to a small number of retail customers, the loss of one or more of, or significant reduction in orders from, any of its top customers, or a material reduction in the inventory of the Company’s products that they carry, could adversely affect the Company’s financial results;
•If the perception of the Company’s brands or organizational reputation are damaged, its consumers, distributors and retailers may react negatively, which could materially and adversely affect the Company’s business, financial condition and results of operations;
•The Company’s success depends on the retention and availability of key personnel and the effective succession of senior management; and
•The Company is involved in a number of legal proceedings and, while it cannot predict the outcomes of such proceedings and other contingencies with certainty, some of these outcomes could adversely affect the Company’s financial condition, results of operations and cash flows.

Additional detailed information concerning a number of the important factors that could cause actual results to differ materially from the forward-looking information contained in this release is readily available in the Company’s publicly filed quarterly, annual and other reports. The Company disclaims any obligation to update developments of these risk factors or to announce publicly any revision to any of the forward-looking statements contained in this release, or to make corrections to reflect future events or developments.

For investor inquiries:
Brad Chelton
Vice President
Treasury, Tax and Investor Relations
brad.chelton@scotts.com
(937) 309-2503

For media inquiries:
Tom Matthews
Chief Communications Officer
tom.matthews@scotts.com
(937) 844-3864